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                                                                    EXHIBIT 99.1

                       ADC TELECOMMUNICATIONS, INC. ANNOUNCES
                               FURTHER INFORMATION ON
                               FIRST QUARTER RESULTS

MINNEAPOLIS, Minnesota, January 23, 1998 -- ADC Telecommunications, Inc. (Nasdaq: ADCT) announced today that the Company estimates first quarter revenue to be in a range of 10% to 15% above the comparable quarter of last year. Earnings for the current quarter are expected to be essentially flat with earnings for the previous year's quarter prior to non-recurring charges. The Company previously announced that revenues and earnings for the quarter would be lower than analysts' consensus expectations as of January 14, 1998.

The Company continues to believe that first quarter performance is being adversely affected by seasonality factors that typically impact its first quarter results. In addition, based on an analysis of current order levels, the Company now believes that reduced spending by communication service providers, changes in sales mix for the Company's products, and unstable conditions in Asian markets also will adversely affect first quarter results. The Company will continue to monitor these developments to determine their effect, if any, on results in future quarters.

ADC Telecommunications, Inc. designs, manufactures and markets a wide variety of transmission and networking systems and broadband connectivity products for fiber optic, copper twisted pair, coaxial and wireless broadband global networks. The Company's products are used by telephone companies, other public network providers (such as wireless, broadcast and cable TV operators) and private voice, data and video network providers. Revenues for the fiscal year ended October 31, 1997 were approximately $1.2 billion.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Any forward-looking statements contained herein reflect management's current expectations or beliefs. The Company cautions readers that actual future results could differ materially from those in forward-looking statements depending on the outcome of certain factors including the risks and uncertainties identified in Exhibit 99 to the Company's report on Form 10-K for the fiscal year ended October 31, 1997.

CONTACT:  Robert Switz
          ADC Telecommunications, Inc.
          Telephone:   612-946-3555


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